UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)
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NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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September 25, 2009
Dear Limited Partner:
Enclosed please find a copy of proxy materials being sent to all limited partners in Northland Cable Properties Eight Limited Partnership. The information being distributed contains a proxy statement which describes a proposal to amend the partnership agreement to extend the term of the partnership until December 31, 2013.
Please read the enclosed proxy statement to familiarize yourself with the details of the proposal. The Managing General Partner recommends that you vote to “APPROVE” the amendment to the partnership agreement. In addition, please sign and deliver your vote on the enclosed blue colored proxy card by November 19, 2009. A self-addressed, stamped envelope has been provided for your convenience.  Approval of the proposal is subject to the affirmative vote of the holders of a majority of the outstanding units of limited partnership interest.
In addition, enclosed please find a copy of the semi-annual financial information for the period ending June 30, 2009. If you have any questions concerning the proxy statement, please contact our Investor Relations Department at (800) 448-0273.
With kindest regards.
Sincerely,
Northland Cable Properties Eight Limited Partnership
Northland Communications Corporation,
General Partner
/s/ RICHARD I. CLARK
Richard I. Clark
Executive Vice President
Enclosures